Exhibit 2.1


                             RESCISSION AND PURCHASE AGREEMENT

     Agreement made this 29th day of September, 1999, by and among Metro Global Media, Inc. ["MGM"], Metro, Inc. ["Metro"], Fanzine International, Inc. ["Fanzine"], Goldtree Publishing, Inc. ["Goldtree"], Robert Maiello ["Maiello"], Philip P. Salvatore ["Salvatore"], Bart Senior ["Senior"] and Michael Levine ["Levine"] (MGM and Metro are sometimes collectively referred to herein as the "Metro Group;" Fanzine, Maiello, Salvatore, Senior and Levine are sometimes collectively referred to as the "Fanzine Group").

     WHEREAS, during 1998 Metro acquired 100 shares of the capital stock of Fanzine (as referred to in Section 1.1 of the Stock Purchase Agreement, as hereinafter defined) [the "Fanzine Stock"] from Maiello, Salvatore, Senior and Levine, for consideration of Four Million Dollars ($4,000,000) [the "Metro Investment"]; and

     WHEREAS, the parties hereto acknowledge that their expectations never materialized; and

     WHEREAS, the parties hereto acknowledge that a complete rescission of the transactions, arrangements and combinations commenced by them during 1998 is in their respective best interests, and

     WHEREAS, Goldtree is desirous of acquiring a portion of the Fanzine Stock from Metro.

     NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

     1. Rescission Effective immediately upon the execution of this Agreement, and the deliveries required by Sections 2 and 3 of this Rescission Agreement, each of the agreements set forth below shall be deemed fully rescinded; and the respective benefits, liabilities or obligations imposed under or by them shall be cancelled or made void [the "Rescission"]:

     (a) That certain Stock Pledge Agreement dated July 31, 1998 among MGM and the individual members of the Fanzine Group [the "Stock Purchase Agreement"];

     (b) That certain Pledge Agreement dated July 31, 1998 executed by MGM and benefiting the individual members of the Fanzine Group [the "Pledge Agreement"];

     (c) That certain Voting Agreement dated July 31, 1998 among MGM and the individual members of the Fanzine Group [the "Voting Agreement"],

     (d) The Employment Agreement dated July 31, 1998 among MGM, Fanzine and Levine [the "Levine Agreement"];

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     (e) The  Employment  Agreement  dated July 31, 1998 among MGM,  Fanzine and
Maiello [the "Maiello Agreement"];

     (f) The Employment Agreement dated July 31, 1998 among MGM, Fanzine and Senior [the "Senior Agreement"]; and

     (g) The Employment Agreement dated July 31, 1998 among MGM, Fanzine and Salvatore [the "Salvatore Agreement"].

     The business operations, and all of the tangible and intangible assets of Fanzine, shall revert to the Fanzine Group as of the date of this Agreement. No member of the Metro Group shall (i) have any present or future interest in any of the stock, business operations, or tangible or intangible assets of Fanzine, whether presently existing, previously existing, or hereafter existing; and (ii) be or remain liable for any past, present or future debts, liabilities or obligations incurred by Fanzine. No member of the Fanzine Group shall (i) have any present or future interest in any of the business operations, or tangible or intangible assets of any member of the Metro Group, whether presently existing, previously existing, or hereafter existing; and (ii) be or remain liable for any past, present or future debts, liabilities or obligations incurred by any member of the Metro Group.

     Any and all income tax liabilities attributable to any earnings of Fanzine shall be paid exclusively by, and be the sole responsibility of, the Fanzine Group.

     2. Return of consideration and Repurchase of the Fanzine Shares.

     (a) Concurrently with the parties' mutual execution and delivery of this Rescission Agreement, the Fanzine Group shall deliver to MGM a Promissory Note substantially in the form of Exhibit "A" to this Agreement (the "Fanzine Note"), obligating the individual members of the Fanzine Group to pay to Metro, as consideration for the acquisition by the Fanzine Group of fifty (50) shares of the Fanzine Stock, the sum of Two Million ($2,000,000) on or before October 31, 1999; provided, however, that (notwithstanding any cure periods to the contrary), Fanzine shall have the option of paying up to One million Dollars ($1,000,000) of that sum on or before November 30, 1999.

     (b) Concurrently with the parties' mutual execution and delivery of this Rescission Agreement, Goldtree shall deliver to MGM a Promissory Note substantially in the form of Exhibit "B" to this Agreement (the "Goldtree
Note"), obligating Goldtree to pay to Metro, as consideration for the acquisition by Goldtree of fifty (50) shares of the Fanzine Stock, the sum of Two Million ($2,500,000), as follows: (i) the sum of One Million ($1,000,000) Dollars shall be payable on or before May 31, 2000; and (ii) the sum of One Million, Five Hundred Thousand Dollars ($1,500,000) shall be payable on or before August 31, 2000.

     (c) The Fanzine Note and the Goldtree Note shall each be without interest, provided, however, that if there is any default with respect to any payment thereunder (which default remains uncured after ten days written notice

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thereof),  the Note shall  bear  interest  on the unpaid  balance at the rate of twelve percent (12%) per annum from the date thereof.

     (d) The Goldtree Note shall be secured by (i) the personal guarantee by each the individual members of Fanzine Group pro rata in a percentage equal to each member's pro rata percentage receipt of the Metro Investment), in the form of Exhibit "C" annexed to this Rescission Agreement (the "Guarantee Agreements"); and (ii) a pledge of the assets of Fanzine pursuant to the terms of a security agreement in the form of Exhibit "D" annexed to this Rescission Agreement (the "Goldtree Security Agreement").

     (e) The Fanzine Note shall be secured by a pledge of the assets of Fanzine pursuant to the terms of a security agreement in the form of Exhibit "E" annexed to this Rescission Agreement (the "Fanzine Security Agreement").

     (e) Concurrently with the parties' mutual execution and delivery of this Rescission Agreement, the Fanzine Group shall deliver to MGM the One Million (1,000,000) shares of the common stock of MGM referred to in Section 2.2(a) of the Stock Purchase Agreement.

     (f) Concurrently with the parties' mutual execution and delivery of this Rescission Agreement, and the receipt by Metro of the Fanzine Note, the Goldtree Note, the Guarantee Agreements, the Goldtree Security Agreement, and the Fanzine Security Agreement the Fanzine Stock shall be deemed sold and conveyed as follows: (i) fifty (50) shares thereof to the individual members of the Fanzine Group (in such proportions as the members of the Fanzine Group shall elect), and
(ii) fifty (50) shares thereof to Goldtree. The share certificate in the name of Metro relating to the Fanzine Stock shall forthwith be released from escrow, and marked "cancelled" on its face and/or destroyed, new share certificates evidencing the ownership of the Fanzine Stock by the individual members of the Fanzine Group and Goldtree shall be issued by Fanzine, and the books and records of Fanzine shall be modified to reflect such fact.

     3. Exchange of General Releases. Upon the execution of this Rescission Agreement, the parties shall exchange general releases (the "General Releases"), in the form of Exhibit "F" annexed hereto, wherein and whereby each member of the Metro Group shall release each member of the Fanzine Group, and each member of the Fanzine Group shall release each member of the Metro Group, from any and all claims of any nature, whether known or unknown, whether presently existing or hereafter coming into being, and whether a direct or third-party claim. The General Releases shall exclude from the terms thereof any obligations the parties may have to one another arising under this Agreement or any exhibit annexed hereto.

     4. Notices. All notices necessary or desirable to be given hereunder shall be deemed sufficient if served personally, or by fax transmission, with a confirming copy mailed to the parties at their addresses set forth below (or to any other such addresses as are hereafter stated in a notice given in compliance herewith):

If to any member of the Fanzine Group, to each of the following:

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Fanzine International, Inc.
230 West 41st Street
New York, NY 10036

Michael Levine, Esq.
15 Barclay Road
Scarsdale, NY 10583

Robert Maiello
46 Polly Way
Middletown, NJ 07748

Philip P. Salvatore
c/o Philip P. Salvatore & Associates, Inc.
599 West Hartsdale Avenue, Suite 101
White Plains, NY 10607

Bart Senior
c/o Philip P. Salvatore & Associates, Inc.
599 West Hartsdale Avenue, Suite 101
White Plains, NY 10607

If to any member of the Metro Group:

Metro Global Media, Inc.
1060 Park Avenue
Cranston, RI 02910

With a copy to:

Lipsitz, Green, Fahringer,
Roll, Salisbury & Cambria, LLP
Att: Michael Schiavone, Esq.
42 Delaware Avenue, Suite 300
Buffalo, NY 14202

If to Goldtree:

Goldtree
c/o The Law Firm of Michael Levine, P.C.
15 Barclay Road
Scarsdale, NY  10583

     5. Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York, regardless of any conflict of law considerations.

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     6. Confidentiality. Each party to this Agreement shall hold and continue to hold, indefinitely, any information it has obtained from any other party ["Information"] in strictest confidence and will not disclose same to any person or entity whatsoever, absent the prior express written instruction of the other parties. Nor shall any party to this Agreement make any disparaging remarks or statements regarding any other party. The party in possession of Information shall take all necessary steps to ensure that the same is held in the strictest confidence by itself, its employees, representatives and agents, and that no such person makes any disparaging remark about any other party. Notwithstanding the foregoing, a party in possession of Information may provide access thereto, and may make a disparaging remark about another party (i) to its partners, officers, employees and representatives on, and only on, a need to know basis;
(ii) to the extent that any party concludes that it is required under any applicable federal or state securities laws to make such disclosure or such disparaging remark; (iii) if, and to the extent required by any other applicable law provided that such party uses reasonable efforts to limit the disclosure or disparaging statement by means of a protective order or a request for confidential treatment and provides the other party a reasonable opportunity to review the disclosure or disparaging statement before it is made and to interpose its own objection thereto.

     Without limiting the above in any manner, no party to this Agreement shall make any public or private statement regarding any other party to this Agreement without first disclosing to the other party the statement that is intended to be made and the identity of the person or entity to whom it is intended to be made (and affording the other party an opportunity to make a counter or responding statement), except that either party may state, to any person or entity, and without the prior consent of any other party, the following: "The venture between Metro and Fanzine did not work out to the satisfaction of either party, and each party believed that its business interests would be better served by progressing independently of each other. As a result, an amicable separation took place, so that neither party has any farther ties or obligations to the other for any purpose." The Metro Group and the Fanzine Group shall consult with each other for the purpose of the drafting and release of any public notification or governmental filings deemed necessary or desirable with respect to the rescission undertaken herein.

     7. Cooperation. The parties hereto shall each, promptly upon request, deliver, or cause to be promptly delivered to the others, such additional documents, instruments or writings prepared by the requesting party as may be reasonably necessary for the purpose of carrying out this Rescission Agreement and/or to effect the Rescission and the transactions contemplated by this Agreement, including (but not limited to any UCC forms and/or US Patent and Trademark forms necessary to perfect the security interest set forth in the Goldtree Security Agreement and/or the Fanzine Security Agreement. The parties shall also cooperate with each other in order to make all necessary financial disclosure to the SEC and any tax filings with the IRS.

     8. Headings, Construction, assignability. The headings contained in this Rescission Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms; and the words "hereof' and "hereunder" and

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similar  references  refer  to this  Agreement  in its  entirety  and not to any specific paragraph or subparagraph hereof. This Agreement, the Exhibits annexed hereto, and the benefits accruing to any party hereunder or in any Exhibit hereto, may be assigned by any party at any time; provided, however, that such assignment shall not effect or eliminate any liabilities or obligations of any party set forth in this Agreement or in any Exhibit annexed hereto, which
liabilities   and/or   obligations   shall  remain  in  full  force  and  effect
notwithstanding any assignment.

     9. Counterparts with Faxes. This Agreement may be executed in one or more counterpart copies. Each counterpart copy shall constitute an agreement and all of the counterpart copies shall constitute one fully executed agreement. This Agreement may be executed on facsimile counterparts. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

     10. Representation. Each of the parties hereto has had an opportunity to review this Agreement and the Exhibits annexed hereto with its respective attorneys. No adverse inference or conclusion shall be drawn with respect to the construction of this Agreement or the Exhibits attached hereto based upon the drafting of the Agreement by one party or another.

     11. Entire Agreement. All prior statements, agreements, representations and warranties, if any, regarding the subject matter hereof, are totally superceded by and merged into this Agreement, which represents the final and sole agreement of the parties with respect to the matters which are the subject hereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above-written.

                                    METRO GLOBAL MEDIA, INC.

                                    By: /s/ Janet Hoey
                                    ------------------
                                            JANET HOEY,
                                            TREASURER

                                    FANZINE INTERNATIONAL, INC.

                                    By: /s/
                                    ------------------------


                                    GOLDTREE PUBLISHING, INC.

                                    By: /s/
                                    ----------------------


                                    /s/ Robert Maiello
                                    ------------------
                                        ROBERT MAIELLO

                                    /s/ Philip P. Salvatore
                                    -----------------------
                                        PHILIP P. SALVATORE

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                                    /s/ Bart Senior
                                    ---------------
                                        BART SENIOR

                                    /s/ Michael Levine
                                    ------------------
                                        MICHAEL LEVINE

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